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Exhibit 12.1



SUMMIT PROPERTIES PARTNERSHIP, L.P.
CALCULATION OF RATIOS OF EARNINGS TO FIXED CHARGES
SIX MONTHS ENDED JUNE 30, 2003
(DOLLARS IN THOUSANDS)



Net income                                                 $ 15,362
Interest:
   Expense incurred                                          20,856
   Amortization of deferred financing costs                     718
   Rental fixed charges                                         137
                                                          ---------
   Total                                                   $ 37,073
                                                          =========

Fixed charges:
   Interest expense                                        $ 20,856
   Interest capitalized                                       5,433
   Dividends to preferred unitholders in
      operating parthership                                   6,210
   Rental fixed charges                                         137
   Amortization of deferred financing costs                     718
                                                           --------
     Total                                                 $ 33,354
                                                           ========

Ratio of earnings to fixed charges                             1.11
                                                           ========